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                                                                   EXHIBIT 11(c)

                     CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of Post-Effective Amendment No. 6 to the registration statement of AIM Tax-Exempt Funds, Inc. on Form N-1A (the "Registration Statement") of our report dated February 16, 1993, relating to the selected per share data and ratios appearing in the December 31, 1992 Annual Report to Shareholders of AIM Tax-Exempt Cash Fund and AIM Tax-Exempt Bond Fund of Connecticut. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Audit Reports" in the Statement of Additional Information.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

Houston, Texas
October 2, 1997